11 Commerce Drive 2nd Floor Cranford, NJ 07016

          This CONSULTING AGREEMENT (this "Agreement"), made and entered into on May 17, 2006 by and between SoftNet Technology, Inc, a Delaware Corporation having a principal place of business at 11 Commerce Drive, 2nd Floor, Cranford, NJ 07016 (hereinafter "Client"), and FIVERCO, LLC.  (hereinafter "Consultant").

Article 1

TERM AND TERMINATION

          1.1 Term.   This Agreement will become effective on the date first shown above and will continue in effect through the completion of each Work Order (as described in Section 3.1 hereof). The initial Work Order is attached as Work Order 0001.

          1.2 Termination of Work Orders.   Consultant or Client may, at its sole option, terminate any Work Order, or any portion thereof at anytime by giving the Consultant notice. Upon receipt of such notice, Consultant shall advise Client of the extent to which performance has been completed through such date, and collect and deliver to Client whatever work product then exists in the manner requested by Client. Consultant shall be paid for all work performed through the date of termination.

          1.3 Survival.   In the event of any termination of this Agreement, Articles 5, 6, and 7 hereof shall survive and continue in effect.

Article 2

INDEPENDENT CONTRACTOR STATUS

          2.1 Intention of Parties.   It is the intention of the parties that Consultant be an independent contractor and not an employee, agent, joint venturer, or partner of Client or Client’s Customer. Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between Client or Client’s Customer and either Consultant or any employee or agent of Consultant. Consultant is not entitled to, and hereby expressly waives any claim to, any employee benefits of Client, including without limitation, group health, dental, vision, disability, workers’ compensation, and travel accident insurance, 40l(k) plan benefits, employee stock purchase plan benefits, and employee stock option plan benefits. In the event that any governmental agency or court of competent jurisdiction reclassifies the employment status of Consultant, Consultant hereby expressly waives any claim to any of the aforementioned benefits of Client for any period of time prior to the date of such reclassification.

11 Commerce Drive 2nd Floor Cranford, NJ 07016

Article 3

SERVICES TO BE PERFORMED BY CONSULTANT

          3.1 Work Orders.   All work performed by Consultant shall be documented in a Work Order signed by authorized representatives of both parties. Each Work Order shall set forth, at a minimum, the work to be done, the duration of the assignment, and the fees for the work to be performed.

          3.2 Method of Performing Services.  Client will determine the method, details, and means of performing the work to be carried out for Client’s Customer and will be entitled to exercise a broad general power of supervision and control over the results of work performed by Consultant to ensure satisfactory performance. This power of supervision shall include the right to inspect, stop work, make suggestions or recommendations as to the details of the work, and request modifications to the scope of the Work Order.

          3.3 Scheduling.   Consultant will try to accommodate work schedule requests of Client to the extent possible. Should Consultant be unable to perform scheduled services because of illness, or other causes beyond Consultant's reasonable control, Consultant will attempt to perform such work within a reasonable time, but Consultant shall not be liable for failure if it is unable to do so, giving due regard to its other commitments and priorities.

          3.4 Reporting.  Client will advise Consultant of the individuals to whom Consultant will report progress on day-to-day work. Client and Consultant shall develop appropriate administrative procedures for performance of work at Client's Customer site.

          3.5 Place of Work.   Consultant will perform all work for Client primarily at Client or Client’s Customer’s premises except when such projects or tasks may, as mutually determined, be performed off-site. Client and Client’s Customer agree to provide working space and facilities, and any other services and materials Consultant may reasonably request in order to perform their work.

Article 4

COMPENSATION

          4.1 Rates.   The current schedule of fees for work performed by Consultant shall be set forth as part of each Work Order.

          4.2 Invoices.   Consultant shall submit invoices to Client weekly for the services furnished and other expenses incurred hereunder. Each invoice will provide a breakdown and distribution of charges for the work performed.

          4.3 Date for Payment of Compensation.   Client shall pay each invoice in full within ten (ten) days after receipt.

11 Commerce Drive 2nd Floor Cranford, NJ 07016

          4.5 Other payments.   Thomas P. McDonagh, a partner of Fiverco LLC, shall receive a grant of $75,000, (SEVENTY FIVE THOUSAND DOLLARS), in STTC, S-8 stock.

          4.6 Expenses.   Except as otherwise agreed in this Agreement or the applicable Work Order, Consultant shall be responsible for all costs and expenses incident to the performance of services for Client, including all costs incurred by Consultant to do business.

Article 5

TREATMENT OF CONSULTANT'S PERSONNEL

          5.1 Compensation of Consultant.   Consultant shall bear sole responsibility for all federal and state income tax withholding and social security taxes. Consultant shall bear sole responsibility for any health or disability insurance, retirement benefits, or other welfare or pension benefits, if any, to which he or she may be entitled. Consultant agrees to defend, indemnify, and hold harmless Client, Client's officers, directors, employees and agents, and the administrators of Client's benefit plans, from and against any claims, liabilities, or expenses relating to such compensation, tax, insurance, or benefit matters; provided that Client shall (1) promptly notify Consultant of each such claim when and as it comes to Client's attention; (2) cooperate with Consultant in the defense and resolution of such claim; and (3) not settle or otherwise dispose of such claim without Consultant's prior written consent, such consent not to be unreasonably withheld.

          5.2 State and Federal Taxes.   As Consultant is not a Client employee, Client shall not take any action or provide Consultant with any benefits or commitments inconsistent with any of such undertakings by Consultant. In particular:

            •           Client will not withhold FICA (Social Security) from Consultant's payments.

            •           Client will not make state or federal unemployment insurance contributions on behalf of Consultant.

            •           Client will not withhold state and federal income tax from payment to Consultant.

            •           Client will not make disability insurance contributions on behalf of Consultant.

            •           Client will not obtain workers' compensation insurance on behalf of Consultant.

Consultant agrees to defend, indemnify and hold Client harmless from any and all claims made by any entity on account of an alleged failure by Consultant to satisfy any such tax or withholding obligations.

11 Commerce Drive 2nd Floor Cranford, NJ 07016

Article 6

INTELLECTUAL PROPERTY RIGHTS

          6.1 Confidentiality.   Consultant shall maintain in strict confidence, and shall use and disclose only as authorized by Client, all information of a competitively sensitive or proprietary nature that it receives in connection with the work performed for Client pursuant to each Work Order. Client shall take reasonable steps to identify for the benefit of Consultant any information of a competitively sensitive or proprietary nature, including by using confidentiality notices in written material where appropriate. These restrictions shall not be construed to apply to (1) information generally available to the public; (2) information released by Client generally without restriction; (3) information independently developed or acquired by Consultant without reliance in any way on other protected information of Client; or (4) information approved for the use and disclosure of Consultant without restriction. Notwithstanding the foregoing restrictions, Consultant may use and disclose any information (1) to the extent required by an order of any court or other governmental authority or (2) as necessary for it or them to protect their interest in this Agreement, but in each case only after Client has been so notified and has had the opportunity, if possible, to obtain reasonable protection for such information in connection with such disclosure.

          6.2 Ownership of Work Product.   All copyrights, patents, trade secrets, or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by Consultant or its personnel during the course of performing Client's work (collectively, the "Work Product") shall belong exclusively to Client and shall, to the extent possible, be considered a work made for hire for Client within the meaning of Title 17 of the United States Code. Consultant automatically assigns, at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest it or they may have in such Work Product, including any copyrights or other intellectual property rights pertaining thereto. Upon request of Client, Consultant shall take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment.

          6.3 Residual Rights of Consultant.   Notwithstanding anything to the contrary herein, Consultant shall be free to use and employ its and their general skills, know-how, and expertise, and to use, disclose, and employ any generalized ideas, concepts, know-how, methods, techniques, or skills gained or learned during the course of any assignment, so long as it or they acquire and apply such information without disclosure of any confidential or proprietary information of Client and without any unauthorized use or disclosure of Work Product.

Article 7

LIMITATIONS

          7.1    Covenants Against Competition and Solicitation.  From the date hereof until one year following the date of termination (for any reason) with the Client (or any of its affiliates) (the “Termination Date”), without the prior written consent of the Client, you will not, directly or indirectly: (i) persuade or attempt to persuade any customer, client, supplier or distributor of the Client to cease doing business with the Client, or to reduce the amount of business it does with the Client; (ii) persuade or attempt to persuade any potential customer, client, supplier or distributor to which the Client has made a

11 Commerce Drive 2nd Floor Cranford, NJ 07016

presentation, or with which the Client had been having discussions, not to do business with the Client, (iii) solicit for itself or any Person other than the Client the business of any Person which is a customer, client, supplier or distributor of the Client; (iv) persuade or attempt to persuade any employee of the Client, or any individual who was an employee of the Client during the two years prior to the Termination Date, to leave the employ of the Client.

          7.2 Warranties and Representations.   Consultant shall perform the obligations described in this Agreement (and in any applicable Work Order) in a timely, professional, and workmanlike manner with the highest professional standards in the industry and in full compliance with the terms and conditions of this Agreement.  Consultant further warrants that: (i) the activities performed under this Agreement by Consultant will not infringe any intellectual property rights of others (ii) it will maintain in confidence all trade secrets and non-Consultant proprietary information embodied in the activities, or acquired while performing the activities, hereunder. Consultant further warrants that it has full power and authority to enter into this Agreement, to carry out its obligations under this Agreement and to grant the rights granted to Client hereunder. Consultant hereby affirms and warrants that Consultant is a US citizen/entity and/or is legally authorized to work in the US. Upon request Consultant hereby agrees to furnish all appropriate documentation affirming eligibility work status in the US.

          7.3 Limitation of Liability NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO LOST DATA OR LOST PROFITS, HOWEVER ARISING, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.  CLIENT’S LIABILITY FOR DIRECT DAMAGES UNDER THIS AGREEMENT (WHETHER IN CONTRACT OR TORT) SHALL IN NO EVENT EXCEED THE AMOUNT OF FEES PAID UNDER THIS AGREEMENT.

          7.4 Force Majeure.   Client shall not be liable to Consultant for any failure or delay caused by events beyond Client's control, including, without limitation, Client's failure to furnish necessary information, sabotage, failures or delays in transportation or communication, failures or substitutions of equipment, labor disputes, accidents, shortages of labor, fuel, raw materials, or equipment, or technical failures.

Article 8

GENERAL PROVISIONS

          8.1 Notices.   Any notices to be given hereunder by either party to the other may be effected either by personal delivery in writing or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses appearing in the introductory paragraph of this Agreement, but each party may change such address by written notice in accordance with this paragraph. Notices delivered personally will be deemed communicated as of actual receipt. Mailed notices will be deemed communicated as of two days after mailing.

          8.2 No Discrimination.   Consultant agrees that in the performance of this Agreement it will not discriminate or permit discrimination against any person or group of persons on the grounds of sex, race, color, religion, or natural origin in any manner prohibited by the laws of the United States.

11 Commerce Drive 2nd Floor Cranford, NJ 07016

            8.3 Insurance.   To the extent that Consultant may perform work at Client's premises and/or Client’s customer’s premises, Client shall maintain comprehensive general liability insurance, including broad form property damage coverage, with limits of at least $1 million combined single limit for personal injury and property damage for each occurrence.

          8.4 Entire Agreement of the Parties.   This Agreement supersedes any and all agreements, either oral or written, between the parties hereto with respect to the rendering of services by Consultant for Client and contains all the covenants and agreements between the parties with respect to the rendering of such services. Each party to this agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, that are not embodied herein, and that other than as contained in an applicable Work Order, no other agreement, statement, or promise shall be valid or binding. Unless stated otherwise, in the event of a conflict between this Agreement and an applicable Work Order, The Work Order shall prevail. Any modification of this agreement will be effective only if it is in writing signed by the party to be charged.

          8.5 Partial Invalidity.   If any provision in this agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions will nevertheless continue in full force without being impaired or invalidated in any way.

          8.6 Governing Law.   This Agreement will be governed by and construed in accordance with the laws of the State of New York.

          8.8 Successors.   This Agreement shall inure to the benefit of, and be binding upon, Consultant and Client, their successors and assigns.

For Fiverco LLC:                                                                      CLIENT
                                                                                    SoftNet Technology, Inc.

By: ___________________                                        By: ___________________
            (Signature)                                                                       (Signature)

__________________                                                 Kevin Holt, President/COO
Printed Name                                                                Printed Name

______________________                                          Date: _______________________________
Tax ID

Date:____________________

11 Commerce Drive 2nd Floor Cranford, NJ 07016

Work Order – 0001

Consultants Name	Bi Monthly Rate	Overtime Hourly Rate	Start date	End date	Location of assignment
Thomas P. McDonagh	$3125.00 (1099 wages)	NA	6/1/06	5/30/07	NA

Reporting to:   Kevin Holt

For Fiverco, LLC.:                                                                               CLIENT:
                                                                                              SoftNet Technology, Inc.

By: _________________________                                      By: _______________________________
       (Signature)                                                                                       (Signature)

______________________                                                        Kevin Holt, President/COO
 Printed Name                                                                        Printed Name

_____________________
  Tax ID

Date: ____________________                                             Date: __________________________